Exhibit 99.1

Mercantile Bank Corporation Reports First Quarter 2012 Results

Asset quality improves, profitability increases and net interest margin expands

GRAND RAPIDS, Mich., April 17, 2012 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $2.6 million, or $0.28 per diluted share, for the first quarter of 2012, compared with net income attributable to common shares of $1.1 million, or $0.12 per diluted share, for the prior-year period. On a pre-tax basis, net income was $4.1 million in the first quarter of 2012 compared to $1.4 million in the prior-year first quarter, an increase of 192 percent.

The first quarter was highlighted by:

•	Significant improvement in profitability resulting from lower provision expense, decreased overhead costs, and an increased net interest margin

•	Additional improvement in asset quality; continued decline in nonperforming assets, down 31 percent from a year ago

•	Level of loans in the 30- to 89-days delinquent category remains at virtually zero

•	No provision expense during the quarter, compared to provision expense of $2.2 million in the first quarter of 2011

•	A $1.8 million decline in nonperforming asset costs compared to the prior-year first quarter

•	A record net interest margin of 3.73 percent

•	Regulatory capital ratios remain significantly above minimum requirements for “well-capitalized” institutions

•	Wholesale funds declined to 29 percent of total funds, down from 41 percent at first-quarter end 2011

In addition to these first quarter 2012 highlights, Mercantile also announced at the beginning of the second quarter that it had repurchased 50 percent of the $21.0 million in non-voting preferred stock issued in May 2009 to the U.S. Department of the Treasury under the Treasury’s Capital Purchase Program, as part of the Troubled Asset Relief Program (“TARP”).

“The first quarter was another period of strong financial performance that has provided the conditions necessary for the next chapter of growth for Mercantile,” said Michael Price, Chairman and CEO of Mercantile Bank Corporation. “Solid growth in profitability and continued effective balance sheet management set the stage for the recent repurchase of half of our outstanding preferred stock under TARP. We were able to accomplish this through internally generated cash flow, without the need to access outside capital, which is a testament to how we have managed through the challenges of the Great Recession and subsequent recovery.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $13.8 million during the 2012 first quarter, down $1.4 million or 9.2 percent from the $15.2 million generated during the first quarter of 2011, primarily reflecting a reduction in average earning assets. Net interest income was $11.9 million, down $1.6 million or 11.7 percent from the $13.5 million earned in the prior-year first quarter. The decrease in net interest income resulted from a 14.8 percent decline in average earning assets, which was partially offset by a nine basis point increase in the net interest margin. The reduction in average earning assets resulted mainly from the shifting of assets out of the loan portfolio as part of management’s strategic initiative to reduce Mercantile’s commercial real estate exposure.

Noninterest income for the 2012 first quarter was $1.9 million, up $0.2 million or 10.4 percent from the comparable 2011 period. The increase in noninterest income primarily resulted from higher residential mortgage banking fee income, reflecting increased activity due to lower mortgage interest rates.

Mercantile made further progress in reducing provision expense during the quarter. A provision for loan losses was not recorded in the first quarter of 2012, compared to $2.2 million for the year-ago quarter. The lower level of provision expense is the result of a decline in total nonperforming loans, a decline in loan-rating downgrades, and an increase in loan-rating upgrades as the quality of the loan portfolio continues to improve.

Over the past several years, the Company has made significant reductions in overhead costs. Noninterest expense for the 2012 first quarter was $9.7 million, down $1.9 million from the same period in 2011. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $1.3 million during the 2012 first quarter, down $1.8 million or 58.8 percent from the year-ago quarter. Federal Deposit Insurance Corporation (“FDIC”) insurance premiums were $0.3 million in the first quarter of 2012, down $0.6 million from the 2011 first quarter, resulting from a decreased assessment rate that reflects the Company’s improved financial condition and operating performance and the implementation of the FDIC’s revised risk-based assessment system on April 1, 2011.

“We continued to make progress reducing nonperforming assets during the first quarter,” added Price. “As a result of this effort, we saw a notable improvement in our asset quality allowing for no provision expense in the quarter. The solid execution of our strategic plan is the foundation of our improved financial performance.”

Balance Sheet

Over the past several years, Mercantile focused on reducing its exposure to loans secured by commercial real estate. While efforts to reduce certain segments of the commercial real estate portfolio continue, the loan shrinkage rate has subsided over the past several quarters as slightly improving economic conditions have led to increased lending opportunities. As of March 31, 2012, total assets were $1.40 billion, down $31.6 million or 2.2 percent from December 31, 2011; total loans declined $20.7 million, or 1.9 percent, to $1.05 billion over the same time period. Compared to March 31, 2011, total assets declined $175 million, or 11.1 percent, and total loans declined $155 million, or 12.9 percent.

Real estate loans comprise a majority of Mercantile’s loan portfolio. At March 31, 2012, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $711 million or approximately 68 percent of total loans, representing a decline of $138 million, or 16.2 percent, from $848 million, or 70.3 percent of total loans, at March 31, 2011.

Non-owner-occupied commercial real estate (“CRE”) loans totaled $357 million as of March 31, 2012 (34.0 percent of total loans), a decline of $128 million over the past 12 months. Owner-occupied CRE loans were $273 million at the end of the first quarter of 2012, a decline of $0.4 million over the same period. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $80.1 million at March 31, 2012, down $9.9 million from a year ago. The commercial and industrial (“C&I”) segment of the loan portfolio was $260 million at March 31, 2012, a decline of $6.8 million since year-end 2011 and $20.8 million over the past 12 months. The average balance of commercial lines of credit has remained relatively stable since early 2011 after declining for several years.

LOANS SECURED BY REAL ESTATE

($000s)	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Residential-Related:
Vacant Land	$12,837	$13,124	$13,264	$13,484	$16,321
Land Development	16,173	17,007	17,441	18,134	27,171
Construction	4,318	4,923	4,647	4,706	4,906

	33,328	35,054	35,352	36,324	48,398
Comm’l Non-Owner Occupied:
Vacant Land	9,255	10,555	11,082	12,639	13,669
Land Development	14,418	14,486	14,541	16,348	16,492
Construction	16,936	13,615	11,061	10,709	10,046
Commercial Buildings	357,128	376,805	397,279	429,708	484,629

	397,737	415,461	433,963	469,404	524,836
Comm’l Owner Occupied:
Construction	6,198	4,213	2,986	1,517	1,404
Commercial Buildings	273,376	268,479	269,776	264,848	273,739

	279,574	272,692	272,762	266,365	275,143

Total	$710,639	$723,207	$742,077	$772,093	$848,377

Note — Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.

Since December 2008, Mercantile has been focused on improving liquidity by reducing wholesale funding and growing local deposits, especially interest-bearing checking and money market deposit accounts. As of March 31, 2012, total deposits were $1.09 billion, a decline of $506 million since year-end 2008. By comparison, local deposits increased $316 million to $787 million since year-end 2008, representing 71.9 percent of total deposits compared to 29.4 percent at December 31, 2008. Approximately 80 percent, or $253 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, primarily reflecting the introduction of innovative new products, various deposit-gathering initiatives, enhanced advertising and branding campaigns, and transfers from maturing time deposit accounts.

Wholesale funds were $352 million, or 29.4 percent of total funds, as of March 31, 2012, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. Compared to a year ago, wholesale funding was reduced by $220 million, or 38.4 percent. The $1.06 billion decline in wholesale funding since the end of 2008 reflects both the shift toward local deposits, as well as an $805 million decline in total loans. This strategy has allowed Mercantile to reduce brokered deposits and Federal Home Loan Bank advances as they matured since year-end 2008.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $60.1 million during the first quarter of 2012. In addition to its short-term investments, Mercantile had approximately $105 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as $31.5 million of U.S. Government securities available to sell at the end of the first quarter of 2012.

Asset Quality

Nonperforming assets (“NPAs”) at March 31, 2012 were $52.2 million, or 3.7 percent of total assets, compared to $60.4 million as of December 31, 2011, and $76.1 million as of March 31, 2011 (4.2 percent and 4.8 percent of total assets, respectively). This represents a decline of $8.2 million or 13.6 percent from the end of 2011, and a decline of $23.9 million or 31.4 percent from the year-ago quarter-end.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We continue to make significant progress in improving our asset quality, as evidenced by the decrease in nonperforming assets. Our loan loss reserve, as a percent of total loans, remains well above historical levels, and we continue to be diligent and proactive in our efforts to resolve problem assets. With much of this work behind us, and armed with the lessons learned, we are able to begin shifting additional focus towards driving growth in our markets. We are encouraged by the opportunities we are seeing and will continue to focus our efforts on expanding our customer base with Mercantile’s relationship-based approach which highlights our innovative new products and compelling value to consumers.”

Nonperforming loans (“NPLs”) totaled $38.7 million as of March 31, 2012, down $6.4 million and $21.5 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined $1.8 million and $2.4 million, respectively, from the linked and year-ago quarter-ends. CRE loans represented 71.3 percent of NPLs, or $27.6 million at March 31, 2012. Investor-owned nonperforming CRE loans accounted for $22.0 million of total CRE nonperforming loans (6.2 percent of $357 million investor-owned CRE loans), while owner-occupied CRE nonperforming loans accounted for $5.6 million (2.0 percent of $273 million owner-occupied CRE loans).

Progress was achieved this past year toward resolution of nonperforming C&D loans, including both residential and commercial projects. C&D loans currently total $80.1 million, of which $3.0 million, or 3.8 percent, were nonperforming at March 31, 2012. This represents a marked improvement since March 31, 2011 when $14.4 million, or 16.0 percent, of the $90.0 million C&D loan portfolio was nonperforming. Nonperforming C&I loans were $2.1 million as of March 31, 2012, a decline of $2.6 million since March 31, 2011. Owner-occupied and rental residential NPLs were $5.9 million as of March 31, 2012, down $2.7 million since the year-ago quarter-end.

NONPERFORMING ASSETS

($000s)	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Residential Real Estate:
Land Development	$3,762	$5,479	$8,139	$8,531	$14,252
Construction	1,242	1,397	1,418	2,089	2,268
Owner Occupied / Rental	6,437	7,138	7,737	8,996	8,893

	11,441	14,014	17,294	19,616	25,413
Commercial Real Estate:
Land Development	1,531	2,111	1,885	2,223	2,422
Construction	403	409	0	0	0
Owner Occupied	7,687	10,642	11,287	10,749	13,389
Non-Owner Occupied	28,954	30,106	22,435	25,526	30,086

	38,575	43,268	35,607	38,498	45,897
Non-Real Estate:
Commercial Assets	2,144	3,060	3,897	3,777	4,728
Consumer Assets	14	14	29	4	51

	2,158	3,074	3,926	3,781	4,779

Total	$52,174	$60,356	$56,827	$61,895	$76,089

During the first quarter of 2012, Mercantile added $9.7 million of NPAs to its problem asset portfolio and successfully disposed of $15.6 million through a combination of asset sales, principal pay-downs, and returns to performing status. Loan charge-offs were $1.7 million and foreclosed asset valuation write-downs were $0.6 million. In total, NPAs decreased by a net $8.2 million during the first quarter of 2012.

Improvement in asset quality is also apparent on a full-year basis. During the 12-month period ended March 31, 2012, Mercantile added $30.0 million of problem assets to its NPA portfolio, successfully disposed of $43.0 million, and charged off or wrote down an additional $10.9 million. In total, NPAs declined by a net $23.9 million since March 31, 2011.

NONPERFORMING ASSETS RECONCILIATION

($000s)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Beginning balance	$60,356	$56,827	$61,895	$76,089	$86,119
Additions	9,651	10,188	3,740	6,478	3,848
Returns to performing status	(737)	0	0	0	(766)
Principal payments	(5,533)	(2,115)	(5,058)	(12,067)	(5,555)
Sale proceeds	(9,282)	(3,038)	(2,670)	(2,547)	(2,085)
Loan charge-offs	(1,691)	(890)	(476)	(5,393)	(4,800)
Valuation write-downs	(590)	(616)	(604)	(665)	(672)

Total	$52,174	$60,356	$56,827	$61,895	$76,089

Net loan charge-offs were $5.6 million during the first quarter of 2012, or an annualized 2.1 percent of average loans, compared with $4.7 million (1.8 percent annualized) and $5.4 million (1.8 percent annualized) for the linked and prior-year quarters, respectively.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Residential Real Estate:
Land Development	$38	$15	$135	$2,496	$(2)
Construction	0	(90)	(11)	(9)	0
Owner Occupied / Rental	237	1,176	(187)	1,819	1,208

	275	1,101	(63)	4,306	1,206
Commercial Real Estate:
Land Development	103	(75)	47	(62)	(73)
Construction	0	0	0	0	0
Owner Occupied	793	68	(18)	755	1,436
Non-Owner Occupied	4,341	4,060	639	445	(40)

	5,237	4,053	668	1,138	1,323
Non-Real Estate:
Commercial Assets	81	(435)	(162)	(336)	2,794
Consumer Assets	(4)	0	26	(9)	126

	77	(435)	(136)	(345)	2,920

Total	$5,589	$4,719	$469	$5,099	$5,449

Capital Position

Shareholders’ equity totaled $167 million as of March 31, 2012, an increase of $40.3 million from March 31, 2011, and regulatory capital ratios continue to improve. The Bank remains “well-capitalized” with a total risk-based capital ratio of 16.1 percent as of March 31, 2012, compared to 13.0 percent at March 31, 2011. At March 31, 2012, the Bank had approximately $72.3 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. On April 4, 2012, Mercantile repurchased 50 percent of the $21 million in preferred stock issued to the U.S. Department of the Treasury. To fund the repurchase, the Bank paid a cash dividend of approximately $10.5 million to the Company; if the repurchase transaction would have been consummated on March 31, 2012, the Bank’s total risk-based capital ratio would have been 15.2 percent and the amount in excess of the 10.0 percent minimum regulatory threshold would have been $61.8 million at the end of the first quarter of 2012. Mercantile reported 8,608,544 total shares outstanding at March 31, 2012.

Mr. Price concluded: “We’ve started 2012 on a strong note, with solid financial performance in the first quarter that has allowed us to complete the repurchase of half of the preferred stock outstanding under TARP just after the close of the quarter without the need to access outside capital. Our disciplined approach over the past three years has enabled us to make great progress in our recovery while pursuing our relationship approach to community banking. Looking ahead, we remain committed to the strategy we employed to successfully improve our financial position and operating performance as we grow our business for continued long-term profitability.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2012	DECEMBER 31, 2011	MARCH 31, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$13,642,000	$12,402,000	$11,277,000
Interest-bearing deposit balances	10,344,000	9,641,000	9,543,000
Federal funds sold	61,022,000	54,329,000	56,068,000

Total cash and cash equivalents	85,008,000	76,372,000	76,888,000
Securities available for sale	149,981,000	172,992,000	207,321,000
Federal Home Loan Bank stock	11,961,000	11,961,000	14,345,000
Loans	1,051,674,000	1,072,422,000	1,206,886,000
Allowance for loan losses	(30,943,000)	(36,532,000)	(42,118,000)

Loans, net	1,020,731,000	1,035,890,000	1,164,768,000
Premises and equipment, net	26,467,000	26,802,000	27,518,000
Bank owned life insurance	48,927,000	48,520,000	47,182,000
Accrued interest receivable	4,427,000	4,403,000	5,885,000
Other real estate owned and repossessed assets	13,506,000	15,282,000	15,884,000
Net deferred tax asset	25,105,000	26,013,000	0
Other assets	15,483,000	14,994,000	17,144,000

Total assets	$1,401,596,000	$1,433,229,000	$1,576,935,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$151,617,000	$147,031,000	$136,025,000
Interest-bearing	941,817,000	965,044,000	1,117,619,000

Total deposits	1,093,434,000	1,112,075,000	1,253,644,000
Securities sold under agreements to repurchase	57,440,000	72,569,000	80,821,000
Federal Home Loan Bank advances	45,000,000	45,000,000	65,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,414,000	1,434,000	11,733,000
Accrued expenses and other liabilities	4,234,000	4,162,000	5,933,000

Total liabilities	1,234,512,000	1,268,230,000	1,450,121,000
SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	20,396,000	20,331,000	20,138,000
Common stock	174,010,000	173,979,000	173,870,000
Retained earnings (deficit)	(30,087,000)	(32,639,000)	(67,693,000)
Accumulated other comprehensive income	2,765,000	3,328,000	499,000

Total shareholders’ equity	167,084,000	164,999,000	126,814,000

Total liabilities and shareholders’ equity	$1,401,596,000	$1,433,229,000	$1,576,935,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED March 31, 2012	THREE MONTHS ENDED March 31, 2011
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$13,813,000	$16,732,000
Investment securities	1,702,000	2,391,000
Federal funds sold	32,000	30,000
Interest-bearing deposit balances	6,000	6,000

Total interest income	15,553,000	19,159,000
INTEREST EXPENSE
Deposits	3,008,000	4,634,000
Short-term borrowings	49,000	161,000
Federal Home Loan Bank advances	389,000	606,000
Other borrowed money	238,000	309,000

Total interest expense	3,684,000	5,710,000

Net interest income	11,869,000	13,449,000
Provision for loan losses	0	2,200,000

Net interest income after provision for loan losses	11,869,000	11,249,000
NONINTEREST INCOME
Service charges on accounts	386,000	422,000
Other income	1,548,000	1,330,000

Total noninterest income	1,934,000	1,752,000
NONINTEREST EXPENSE
Salaries and benefits	4,691,000	4,371,000
Occupancy	678,000	701,000
Furniture and equipment	308,000	303,000
Nonperforming asset costs	1,275,000	3,098,000
FDIC insurance costs	304,000	916,000
Other expense	2,398,000	2,192,000

Total noninterest expense	9,654,000	11,581,000

Income before federal income tax expense	4,149,000	1,420,000
Federal income tax expense	1,269,000	0

Net income	2,880,000	1,420,000
Preferred stock dividends and accretion	328,000	332,000

Net income attributable to common shares	$2,552,000	$1,088,000

Basic earnings per share	$0.30	$0.13
Diluted earnings per share	$0.28	$0.12
Average basic shares outstanding	8,605,484	8,599,166
Average diluted shares outstanding	8,991,422	8,884,675

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	1st Qtr 2012	4th Qtr 2011	3rd Qtr 2011	2nd Qtr 2011	1st Qtr 2011
EARNINGS
Net interest income	$11,869	12,335	12,295	13,158	13,449
Provision for loan losses	$0	1,900	1,100	1,700	2,200
Noninterest income	$1,934	2,023	1,804	1,703	1,752
Noninterest expense	$9,654	9,497	9,975	10,443	11,581
Net income before federal income tax expense (benefit)	$4,149	2,961	3,024	2,718	1,420
Net income	$2,880	30,322	3,024	2,718	1,420
Net income common shares	$2,552	29,991	2,682	2,381	1,088
Basic earnings per share	$0.30	3.49	0.31	0.28	0.13
Diluted earnings per share	$0.28	3.37	0.30	0.27	0.12
Average basic shares outstanding	8,605,484	8,604,240	8,604,263	8,604,476	8,599,166
Average diluted shares outstanding	8,991,422	8,888,900	8,868,122	8,872,692	8,884,675
PERFORMANCE RATIOS
Return on average assets	0.73%	8.22%	0.71%	0.61%	0.28%
Return on average equity	6.14%	85.19%	7.89%	7.39%	3.49%
Net interest margin (fully tax-equivalent)	3.73%	3.65%	3.50%	3.61%	3.64%
Efficiency ratio	69.94%	66.14%	70.75%	70.27%	76.19%
Full-time equivalent employees	225	232	237	235	241
CAPITAL
Period-ending equity to assets	11.92%	11.51%	9.25%	8.51%	8.04%
Tier 1 leverage capital ratio	12.66%	12.09%	10.87%	10.27%	9.88%
Tier 1 risk-based capital ratio	14.87%	14.19%	13.24%	12.58%	11.70%
Total risk-based capital ratio	16.14%	15.46%	14.51%	13.85%	12.98%
Book value per share	$16.97	16.73	13.45	12.77	12.30
Cash dividend per share	$0.00	0.00	0.00	0.00	0.00
ASSET QUALITY
Gross loan charge-offs	$7,576	5,791	1,342	6,733	6,031
Net loan charge-offs	$5,589	4,719	469	5,099	5,449
Net loan charge-offs to average loans	2.10%	1.75%	0.17%	1.73%	1.79%
Allowance for loan losses	$30,943	36,532	39,351	38,720	42,118
Allowance for loan losses to total loans	2.94%	3.41%	3.60%	3.45%	3.49%
Nonperforming loans	$38,668	45,074	39,540	43,422	60,205
Other real estate and repossessed assets	$13,506	15,282	17,287	18,473	15,884
Nonperforming assets to total assets	3.72%	4.21%	3.84%	4.02%	4.83%
END OF PERIOD BALANCES
Loans	$1,051,674	1,072,422	1,094,037	1,122,999	1,206,886
Total earning assets (before allowance)	$1,284,982	1,321,345	1,385,945	1,447,756	1,494,163
Total assets	$1,401,596	1,433,229	1,477,985	1,537,874	1,576,935
Deposits	$1,093,434	1,112,075	1,185,333	1,247,932	1,253,644
Shareholders’ equity	$167,084	164,999	136,733	130,917	126,814
AVERAGE BALANCES
Loans	$1,065,285	1,072,851	1,111,184	1,179,786	1,233,037
Total earning assets (before allowance)	$1,294,380	1,358,585	1,414,722	1,483,409	1,519,304
Total assets	$1,409,953	1,448,000	1,504,640	1,566,708	1,602,882
Deposits	$1,095,147	1,152,001	1,211,863	1,251,818	1,261,590
Shareholders’ equity	$166,846	139,676	134,862	129,242	126,412